EXHIBIT 99.1

Oritani Financial Corp. Reports Earnings and Dividend

TOWNSHIP OF WASHINGTON, N.J., April 28, 2017 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the “Company” or “Oritani”) (NASDAQ:ORIT), the holding company for Oritani Bank (the “Bank”), reported net income of $24.3 million, or $0.56 per basic (and $0.54 diluted) common share, for the three months ended March 31, 2017, and $46.3 million, or $1.07 per basic (and $1.04 diluted) common share, for the nine months ended March 31, 2017.  This compares to net income of $12.2 million, or $0.29 per basic (and $0.28 diluted) common share for three months ended March 31, 2016 and net income of $41.2 million, or $0.99 per basic (and $0.96 diluted) common share for the nine month period ended March 31, 2016.

The Company also reported that its Board of Directors declared a $0.175 quarterly cash dividend on the Company’s common stock.  The record date for the dividend will be May 5, 2017 and the payment date will be May 19, 2017.

“I am pleased to report the results of another successful quarter for Oritani and, particularly, the completion of our strategic objective to sell our real estate investments and joint ventures” said Kevin J. Lynch, the Company’s Chairman, President and CEO.  “I consider the process to have been very successful and believe we delivered substantial shareholder value.”  Mr. Lynch continued: “Our core operations continue to thrive.  We generated sizeable increases in both loans and deposits.  Despite margin pressures, our net interest income has consistently expanded.”

Comparison of Operating Results for the Periods Ended March 31, 2017 and 2016

Net Income.  Net income increased $12.0 million to $24.3 million for the quarter ended March 31, 2017, from $12.2 million for the corresponding 2016 quarter.  Net income increased $5.0 million to $46.3 million for the nine months ended March 31, 2017, from $41.2 million for the corresponding 2016 period.  The primary causes of the changes in net income was fluctuations in the profits on the sale of investments in real estate joint ventures in all periods, as well as fees on the prepayment of FHLB advances in the nine month period ended March 31, 2016.  The Company is considering a balance sheet restructure which, among other effects, would offset a portion of the real estate joint venture gain realized in the quarter ended March 31, 2017.  If enacted, the balance sheet restructure would likely result in prepayment fees that would negatively impact results for the quarter and year ending June 30, 2017.

Total Interest Income.  The components of interest income for the three months ended March 31, 2017 and 2016, changed as follows:

	Three Months Ended March 31,				Increase / (decrease)
	2017		2016			Average
	Income	Yield	Income	Yield	Income	Balance	Yield
	(Dollars in thousands)
Interest on loans	$34,407	3.95%	$31,061	4.25%	$3,346	$560,634	-0.30%
Dividends on FHLB stock	469	4.71%	401	4.54%	68	4,497	0.17%
Interest on securities AFS	799	1.82%	1,146	2.06%	(347)	(46,584)	-0.24%
Interest on securities HTM	909	1.85%	738	1.89%	171	40,916	-0.04%
Interest on federal funds sold
and short term investments	2	0.80%	2	0.25%	-	(2,177)	0.55%
Total interest income	$36,586	3.76%	$33,348	3.99%	$3,238	$557,286	-0.23%

The Company’s primary strategic business objective is the organic growth of multifamily and commercial real estate loans.  The average balance of the loan portfolio increased $560.6 million, or 19.2%, for the three months ended March 31, 2017 versus the comparable 2016 period.  Growth over the quarter ended March 31, 2017 was particularly strong.  On a linked quarter basis (March 31, 2017 versus December 31, 2016), the annualized growth rates of the portfolio were 27.0% and 17.5%, when measured based on average and period end balances, respectively.  Loan originations totaled $245.4 million for the three months ended March 31, 2017.  There were no loan purchases during the three months ended March 31, 2017.  This compares to loan originations and purchases of $187.0 million and $25.1 million, respectively, for the comparable 2016 period.  Loan growth continues to be impacted by principal payments.  Loan principal payments totaled $98.0 million and $106.7 million for the three months ended March 31, 2017 and 2016, respectively.

The yield on the loan portfolio decreased 30 basis points for the quarter ended March 31, 2017 versus the comparable 2016 period.  A portion of the decrease in yield is due to the impact of decreased prepayment penalties.  Absent prepayment penalties, the yield on the loan portfolio decreased 26 basis points over the periods.  Prepayment penalties totaled $821,000 for the quarter ended March 31, 2017 versus $997,000 for the quarter ended March 31, 2016.  Prepayment penalties increased annualized loan yield by 9 basis points in the 2017 period versus 14 basis points in the 2016 period.  On a linked quarter basis, absent prepayment penalties, the yield on the loan portfolio decreased 6 basis points.  Prepayment penalties totaled $1.2 million for the quarter ended December 31, 2016.  The decrease continues a trend of decreased yield on loans and was primarily attributable to the factors discussed in the Company’s Form 10-K as of June 30, 2016 and other public filings.  The increase in market rates that began in October 2016 and accelerated in November 2016 has been partially captured in the loan rates associated with the Company’s originations since that time and has begun to partially mitigate the factors causing the yield to decrease.  Recently, however, the increase in market rates has abated.

The average balance of securities available for sale decreased $46.6 million for the three months ended March 31, 2017 versus the comparable 2016 period, while the average balance of securities held to maturity increased $40.9 million over the same period.  The Company has been classifying the majority of new purchases as held to maturity.

The components of interest income for the nine months ended March 31, 2017 and 2016, changed as follows:

	Nine Months Ended March 31,				Increase / (decrease)
	2017		2016			Average
	Income	Yield	Income	Yield	Income	Balance	Yield
	(Dollars in thousands)
Interest on loans	$99,515	4.02%	$92,998	4.38%	$6,517	$467,090	-0.36%
Dividends on FHLB stock	1,343	5.07%	1,193	4.45%	150	(470)	0.62%
Interest on securities AFS	2,451	1.87%	3,503	1.98%	(1,052)	(60,614)	-0.11%
Interest on securities HTM	2,583	1.85%	1,972	1.95%	611	51,671	-0.10%
Interest on federal funds sold
and short term investments	5	0.65%	4	0.25%	1	(1,127)	0.40%
Total interest income	$105,897	3.82%	$99,670	4.10%	$6,227	$456,550	-0.28%

The explanations for changes described above for the three month period are also applicable to the nine month period.  Loan originations and purchases for the nine months ended March 31, 2017 totaled $623.9 million and $65.9 million, respectively.  Loan originations and purchases for the nine months ended March 31, 2016 totaled $522.7 million and $63.0 million, respectively.  Prepayment penalties totaled $2.7 million for the nine months ended March 31, 2017 versus $4.1 million for the nine months ended March 31, 2016.   Prepayment penalties increased annualized loan yield by 10 basis points in the 2017 period versus 20 basis points in the 2016 period.

Total Interest Expense. The components of interest expense for the three months ended March 31, 2017 and 2016, changed as follows:

	Three Months Ended March 31,				Increase / (decrease)
	2017		2016			Average
	Expense	Cost	Expense	Cost	Expense	Balance	Cost
	(Dollars in thousands)
Savings deposits	$98	0.23%	$94	0.23%	$4	$13,909	-%
Money market	1,867	0.99%	1,267	0.76%	600	89,726	0.23%
Checking accounts	813	0.47%	417	0.37%	396	243,342	0.10%
Time deposits	3,466	1.37%	2,850	1.23%	616	89,912	0.14%
Total deposits	6,244	0.95%	4,628	0.84%	1,616	436,889	0.11%
Borrowings	3,547	1.72%	3,569	2.02%	(22)	117,074	-0.30%
Total interest expense	$9,791	1.13%	$8,197	1.13%	$1,594	$553,963	-%

Strong deposit growth remains a priority for the Company.  As detailed above, the average balance of deposits increased $436.9 million for the quarter ended March 31, 2017 versus the comparable 2016 period, representing growth of 19.8%.  On a linked quarter comparison basis, the average balance of deposits increased $79.2 million, representing annualized growth of 12.4%.  The overall cost of deposits increased 11 basis points for the quarter ended March 31, 2017 versus the comparable 2016 period.  The increased cost of deposits is primarily due to the costs of certain interest rate swaps that are now being reflected as interest expense on money market and checking accounts.   Market pressures also contributed to this increase, particularly regarding the increase in cost of time deposits.  On a linked quarter basis, deposit costs increased one basis point.  Market pressures on deposit costs are expected to continue.

As detailed in table above, the average balance of borrowings increased $117.1 million for the three months ended March 31, 2017 versus the comparable 2016 period, while the cost decreased 30 basis points.  On a linked quarter basis, the average balance increased $153.2 million and the cost of borrowings decreased 10 basis points.  The average balance of borrowings increased primarily to fund asset growth beyond the amount funded through deposits.

Overall cost of funds was flat for the three months ended March 31, 2017 versus the comparable 2016 period, and increased one basis point on a linked quarter basis.

As discussed in the Company’s Form 10-K as of June 30, 2016 and other public filings, the Company undertook two balance sheet restructures which, among other effects, impacted the cost and amount of deposits and borrowings.

The components of interest expense for the nine months ended March 31, 2017 and 2016, changed as follows:

	Nine Months Ended March 31,				Increase / (decrease)
	2017		2016			Average
	Expense	Cost	Expense	Cost	Expense	Balance	Cost
	(Dollars in thousands)
Savings deposits	$291	0.23%	$283	0.24%	$8	$11,728	-0.01%
Money market	5,647	1.02%	3,454	0.71%	2,193	82,415	0.31%
Checking accounts	2,090	0.44%	1,231	0.37%	859	191,543	0.07%
Time deposits	9,919	1.33%	7,778	1.22%	2,141	144,695	0.11%
Total deposits	17,947	0.94%	12,746	0.81%	5,201	430,381	0.13%
Borrowings	9,626	1.78%	12,330	2.32%	(2,704)	13,346	-0.54%
Total interest expense	$27,573	1.13%	$25,076	1.19%	$2,497	$443,727	-0.06%

The explanations for changes described above for the three month period regarding deposits and borrowings are also applicable to the nine month period.

Net Interest Income Before Provision for Loan Losses. Net interest income increased by $1.6 million to $26.8 million for the three months ended March 31, 2017, from $25.2 million for the three months ended March 31, 2016.  Net interest income increased by $3.7 million to $78.3 million for the nine months ended March 31, 2017, from $74.6 million for the nine months ended March 31, 2016.  The Company’s net interest income, spread and margin over the periods are detailed in the chart below.

	Net Interest	Prepayment		Including		Excluding
	Income Before	Penalty		Prepayment Penalties		Prepayment Penalties
Quarter Ended	Provision	Income	Net	Spread	Margin	Spread	Margin
	(dollars in thousands)
March 31, 2017	$26,795	$821	$25,974	2.63%	2.75%	2.54%	2.67%
December 31, 2016	26,229	1,199	25,030	2.72%	2.86%	2.59%	2.73%
September 30, 2016	25,300	631	24,669	2.73%	2.87%	2.65%	2.80%
June 30, 2016	25,707	1,538	24,169	2.82%	2.97%	2.64%	2.79%
March 31, 2016	25,151	997	24,154	2.86%	3.01%	2.74%	2.89%

The Company’s spread and margin have been significantly impacted by prepayment penalties.  Due to this situation, the chart above details results with and without the impact of prepayment penalties.  Net interest income before provision for loan losses, excluding prepayment penalties, is a non-GAAP financial measure since it excludes a component (prepayment penalty income) of net interest income and therefore differs from the most directly comparable measure calculated in accordance with GAAP. The Company believes the presentation of this non-GAAP financial measure is useful because it provides information to assess the underlying performance of the loan portfolio since prepayment penalty income can be expected to change as interest rates change.  While prepayment penalty income is expected to continue, fluctuations in the level of prepayment income are also expected.  The level of prepayment income is generally expected to decrease as external interest rates increase since borrowers would have less of an incentive to refinance existing loans.

The Company’s spread and margin remain under pressure due to several factors.  These factors were discussed in the Company’s Form 10-K for the annual period ended June 30, 2016, and in other prior public releases.  Recent changes in market interest rates will impact the Company’s spread and margin.  The increases in the discount rate and federal funds target rate by the Federal Open Market Committee in December, 2016 and March, 2017 increased the cost of the Company’s short term borrowings and indirectly increased the cost of time deposits.  These increases may also negatively impact the cost of deposits prospectively.  Longer term rates had generally risen due to market conditions since October, 2016.  The Company was successful in capturing the increased market rates in their loan rates.  However, the increases in longer term rates began to abate in March, 2017.  Despite current spread and margin compression, the Company’s net interest income excluding prepayment penalties has continued to expand.

The Company’s net interest income and net interest rate spread were both negatively impacted in all periods due to the reversal of accrued interest income on loans delinquent more than 90 days.  The total of such income reversed was $68,000 and $264,000 for the three and nine months ended March 31, 2017, respectively, and $120,000 and $419,000 for the three and nine months ended March 31, 2016, respectively.

Provision for Loan Losses.  The Company recorded no provision for loan losses for the three and nine months ended March 31, 2017 and 2016.  A rollforward of the allowance for loan losses for the three and nine months ended March 31, 2017 and 2016 is presented below:

	Three months ended		Nine months ended
	March 31,		March 31,
	2017	2016	2017	2016

	(Dollars in thousands)
Balance at beginning of period	$29,877	$30,635	$29,951	$30,889
Provisions charged to operations	-	-	-	-
Recoveries of loans previously charged off	-	5	2	6
Loans charged off	-	692	76	947
Balance at end of period	$29,877	$29,948	$29,877	$29,948

Allowance for loan losses to total loans	0.84%	0.98%	0.84%	0.98%
Net charge-offs (annualized) to average
loans outstanding	-%	0.09%	-%	0.04%

Delinquency and non performing asset information is provided below:

	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
	(Dollars in thousands)
Delinquency Totals
30 - 59 days past due	$1,266	$3,133	$1,686	$8,912	$2,930
60 - 89 days past due	371	1,196	1,060	1,698	1,184
Nonaccrual	10,310	10,393	10,537	9,968	9,989
Total	$11,947	$14,722	$13,283	$20,578	$14,103

Non Performing Asset Totals
Nonaccrual loans, per above	$10,310	$10,393	$10,537	$9,968	$9,989
Real Estate Owned	140	266	449	487	487
Total	$10,450	$10,659	$10,986	$10,455	$10,476

Nonaccrual loans to total loans	0.29%	0.30%	0.32%	0.31%	0.33%
Delinquent loans to total loans	0.33%	0.43%	0.41%	0.65%	0.46%
Non performing assets to total assets	0.25%	0.27%	0.29%	0.28%	0.29%

Delinquent loan and non performing asset totals continue to illustrate minimal credit issues at the Company.  In addition, of the $10.3 million in loans classified as nonaccrual at March 31, 2017, $5.3 million were fully current.

Other Income.  Other income increased $18.6 million to $21.7 million for the three months ended March 31, 2017, from $3.2 million for the three months ended March 31, 2016.   As disclosed in a Form 8-K filed on March 1, 2017, the Company closed on the sale of its last remaining Investment in Real Estate Joint Ventures.  The resulting pretax gain was $20.6 million.  In the 2016 period, the Company also sold certain investments in its real estate joint ventures and real estate held for investment portfolios.  The pretax gain realized on such dispositions in that period was $2.0 million.  Income from such sales in non-recurring.  Since the last property has now been sold, future income from this asset type is not expected.

Other income decreased $12.5 million to $24.2 million for the nine months ended March 31, 2017 from $36.7 million for the nine months ended March 31, 2016.  The nine month period was also significantly impacted by sales of investments in real estate joint ventures and real estate held for investment, but the magnitude in the 2016 period was much greater.  In addition, in the 2016 period, the Company realized a gain of $604,000 on the sale of investment securities.

Other Expenses.  Other expenses decreased $459,000 to $9.9 million for the three months ended March 31, 2017, from $10.4 million for the three months ended March 31, 2016.  Compensation, payroll taxes and fringe benefits decreased $772,000 to $6.8 million for the three months ended March 31, 2017, from $7.6 million for the three months ended March 31, 2016.   The decrease primarily pertained to the amortization cost associated with the Company’s 2011 Equity Plan.  The majority of the stock awards and stock options granted in conjunction with this plan fully amortized in August 2016.  The expenses associated with this plan decreased $1.4 million between the two periods.  This decrease was partially offset by increased costs associated with non qualified benefit plans as well as an increase in salary expense.

Other expenses decreased $16.8 million to $31.2 million for the nine months ended March 31, 2017, from $48.0 million for the nine months ended March 31, 2016.  The decrease was primarily due to prepayment fees of $13.9 million incurred in connection with the prepayment of various FHLB advances in the 2016 period.  See the Company’s Form 10-K as of June 30, 2016 and other public filings for details regarding the Company’s balance sheet restructures.  Compensation, payroll taxes and fringe benefits decreased $3.0 million to $22.4 million for the nine months ended March 31, 2017, from $25.3 million for the nine months ended March 31, 2016.   The explanation described above for the three month period regarding the Company’s 2011 Equity Plan is also applicable to the nine month period.  The 2016 period included the full cost of the amortization of the 2011 Equity Plan while the 2017 period included only a portion of these costs.  The expenses associated with this plan decreased $3.6 million between the two periods.  This decrease was partially offset by an increase in salary expense.

Income Tax Expense.  Income tax expense for the three months ended March 31, 2017 was $14.4 million on pre-tax income of $38.6 million, resulting in an effective tax rate of 37.2%.   Income tax expense for the three months ended March 31, 2016 was $5.8 million on pre-tax income of $18.0 million, resulting in an effective tax rate of 32.0%.  Income tax expense for the nine months ended March 31, 2017, was $25.0 million, due to pre-tax income of $71.3 million, resulting in an effective tax rate of 35.1%.  For the nine months ended March 31, 2016, income tax expense was $22.0 million, due to pre-tax income of $63.2 million, resulting in an effective tax rate of 34.8%.  There was a reduced amount of excess tax benefit associated with the exercise or vesting of stock awards during the three months ended March 31, 2017, increasing the effective rate for the 2017 periods.

Comparison of Financial Condition at March 31, 2017 and June 30, 2016

Total Assets.  Total assets increased $456.8 million to $4.13 billion at March 31, 2017, from $3.67 billion at June 30, 2016.  The annualized asset growth rate for fiscal 2017 was 16.6%.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) increased $14.5 million to $31.1 million at March 31, 2017, from $16.6 million at June 30, 2016.

Net Loans.  Loans, net increased $399.2 million, or 12.7%, to $3.53 billion at March 31, 2017, from $3.13 billion at June 30, 2016.  The annualized growth rate was 17.0%.  See “Interest Income” for discussion regarding loans balances.

Securities available for sale.  Securities AFS increased $25.0 million to $166.9 million at March 31, 2017, from $141.9 million at June 30, 2016.  Although the Company had been classifying the majority of new purchases as held to maturity, the Company has purchased $66.2 million of adjustable rate mortgage backed securities in fiscal 2017 that have been classified as AFS.

Securities held to maturity.  Securities HTM increased $22.5 million to $190.6 million at March 31, 2017, from $168.1 million at June 30, 2016.

Deposits.  Deposits increased $420.2 million to $2.68 billion at March 31, 2017, from $2.26 billion at June 30, 2016.  See “Interest Expense” for discussion regarding deposit balances.

Borrowings.  Borrowings increased $9.5 million to $791.2 million at March 31, 2017, from $781.6 million at June 30, 2016.  See “Interest Expense” for discussion regarding borrowing amounts.

Stockholders’ Equity.  Stockholders’ equity increased $21.5 million to $556.7 million at March 31, 2017, from $535.2 million at June 30, 2016.  The increase was primarily due to net income, the release of treasury shares in conjunction with stock option exercises, the net impact of the amortization of stock based compensation plans and a decrease in other comprehensive loss, partially offset by dividends and repurchases.  The dividends paid include regular quarterly dividends of $0.175 per share paid on August 19, 2016, November 18, 2016 and February 17, 2017, as well as a special dividend of $0.50 per share paid on December 23, 2016.  During the nine months ended March 31, 2017, 98,655 shares of stock were repurchased at a total cost of $1.6 million and an average cost of $15.95 per share.  The shares repurchased were shares redeemed by employees, in lieu of payroll taxes due, in conjunction with the vesting of stock awards from the 2011 Equity Plan.  Based on our March 31, 2017 closing price of $17.00 per share, the Company stock was trading at 140.1% of book value.

About the Company
Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products.  Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers.  The Bank currently operates its main office and 25 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic.  For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements
Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as  "may,"  "will,"  "believe,"  "expect," "estimate,"  "anticipate,"  "continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including those risk factors disclosed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2016 (as supplemented by our quarterly reports), and the following: those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	March 31,	June 30,
Assets	2017	2016
	(unaudited)	(audited)
Cash on hand and in banks	$29,849	$16,243
Federal funds sold and short term investments	1,219	328
Cash and cash equivalents	31,068	16,571

Loans, net	3,531,199	3,131,957
Securities available for sale, at fair value	166,894	141,850
Securities held to maturity,
fair value of $188,079 and $170,706, respectively.	190,569	168,107
Bank Owned Life Insurance (at cash surrender value)	95,306	93,327
Federal Home Loan Bank of New York stock ("FHLB"), at cost	38,464	38,003
Accrued interest receivable	10,849	9,943
Investments in real estate joint ventures, net	—	4,307
Real estate owned	140	487
Office properties and equipment, net	14,027	14,338
Deferred tax assets	40,250	47,360
Other assets	7,416	3,088
Total Assets	$4,126,182	$3,669,338

Liabilities
Deposits	$2,680,196	$2,260,003
Borrowings	791,157	781,623
Advance payments by borrowers for taxes and
insurance	25,356	21,415
Official checks outstanding	3,535	3,084
Other liabilities	69,271	68,013
Total liabilities	3,569,515	3,134,138

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized;
56,245,065 shares issued; 45,876,066 shares outstanding at
March 31, 2017 and 45,247,420 shares outstanding at
June 30, 2016.	562	562
Additional paid-in capital	511,935	513,177
Unallocated common stock held by the employee stock
ownership plan	(18,753)	(20,481)
Non-vested restricted stock awards	(483)	(4,242)
Treasury stock, at cost; 10,368,999 shares at March 31, 2017 and
10,997,645 shares at June 30, 2016.	(138,067)	(146,173)
Retained earnings	203,091	202,429
Accumulated other comprehensive loss, net of tax	(1,618)	(10,072)
Total stockholders' equity	556,667	535,200
Total Liabilities and Stockholders' Equity	$4,126,182	$3,669,338

Oritani Financial Corp. and Subsidiaries
Consolidated Statements of Income
Three and Nine Months Ended March 31, 2017 and 2016
(In thousands, except share data)

	Three months ended		Nine months ended
	March 31,		March 31,
	2017	2016	2017	2016

	unaudited		unaudited
Interest income:
Loans	$34,407	$31,061	$99,515	$92,998
Dividends on FHLB stock	469	401	1,343	1,193
Securities available for sale	799	1,146	2,451	3,503
Securities held to maturity	909	738	2,583	1,972
Federal funds sold and short term investments	2	2	5	4
Total interest income	36,586	33,348	105,897	99,670

Interest expense:
Deposits	6,244	4,628	17,947	12,746
Borrowings	3,547	3,569	9,626	12,330
Total interest expense	9,791	8,197	27,573	25,076

Net interest income before provision for loan losses	26,795	25,151	78,324	74,594

Provision for loan losses	—	—	—	—
Net interest income after provision for loan losses	26,795	25,151	78,324	74,594

Other income:
Service charges	206	151	564	617
Real estate operations, net	—	23	—	294
Net income from investments in real estate joint ventures	193	267	769	985
Bank-owned life insurance	634	670	1,979	2,044
Net gain on sale of assets	20,621	2,009	20,621	31,875
Net gain on sale of securities	—	—	—	604
Other income	87	70	249	238
Total other income	21,741	3,190	24,182	36,657

Other expenses:
Compensation, payroll taxes and fringe benefits	6,801	7,573	22,366	25,332
Advertising	143	91	358	271
Office occupancy and equipment expense	834	817	2,415	2,224
Data processing service fees	538	506	1,641	1,520
Federal insurance premiums	300	402	1,050	1,200
Real estate owned operations	181	15	305	356
FHLBNY prepayment penalties	—	—	—	13,873
Other expenses	1,096	948	3,084	3,242
Total other expenses	9,893	10,352	31,219	48,018

Income before income tax expense	38,643	17,989	71,287	63,233
Income tax expense	14,377	5,750	25,034	22,002
Net income	$24,266	$12,239	$46,253	41,231

Income per basic common share	$0.56	$0.29	$1.07	$0.99
Income per diluted common share	$0.54	$0.28	$1.04	$0.96

For further information contact:
Kevin J. Lynch
Chairman, President and Chief Executive Officer
Oritani Financial Corp.
(201) 664-5400